Exhibit 10.2

HDS/AACSA Marketing & Distribution Agreement

1.	Overview:

Asian American Convenience Store Association ("AACSA") shall coordinate with Health Care Distribution Specialists, LLC ("HDS") to confer with AACSA PARTNERS as fully set forth in Exhibit A attached hereto and incorporated herein by this reference. Initially, pursuant to the mutual understanding of the parties hereto, AACSA/SKYROCK shall provide and select One Thousand Two Hundred store (1,200) locations in which HDS shall be able to distribute and sell its product, Clotamin.  During the implementation of this program AACSA/SKYROCK will be primary contact and shall coordinate directly with HDS for the growth and expansion of the program to potentially thousands of additional locations.   However, HDS shall coordinate and be actively involved and provide support at all levels during the Implementation of the program. If successful, the parties hereto envision undertaking a larger national program indented to expand the number of retailers carrying HDS product.

2.	Term:

This Agreement will continue in effect for three (3) years from Its Effective Date (the "Initial Term"), unless terminated earlier as permitted by Section 7.1.  The Effective Date shall be March 30th, 2012.

3.	Test Program:

AACSA/SKYROCK will conduct the test program with HDS in three phases, with each phase being dependent on the successful completion of the preceding phase, and such success shall be determined in the discretion of each of the parties.

(a)

First Phase: AACSA/SKYROCK shall guarantee 1,200 locations including Cstores, Pharmacies, Small Grocery, which will accept delivery for the resale initial orders of Clotamin from HDS. Each new location shall be considered an additional location carrying the product across the USA. Additionally, AACSA will market Clotamin to its approximately 50,000 members and approximately 68,000 physicians.

(b)

Second Phase: Upon completion of Phase 1, Phase 2 will include placement of HDS product in up to Ten Thousand (10,000) additional retail operations, including Cstores, Pharmacies, Small Grocery, Hotels/Motels. The terms of the Second Phase shall be no less favorable to AACSA/SKYROCK than those contemplated herein.   Upon successful completion of phase two, an additional mutually agreed upon launch will commence.

(c)

At such time as One Thousand Two Hundred (1,200) total  store locations are carrying HDS product and have individually at some point been active   and available for exposure and impact to consumers,  the test  program will be considered  completed. At such point, the parties will work towards an agreement with terms similar to the terms of this agreement for an expanded national launch and implementation program.  Such terms shall be negotiated in good faith and both parties shall not unreasonably withhold approval to move forward into a national launch agreement. Additional review and oversight of the program shall continue through the length of the test.

4.	Payments & Terms:

Both parties agree to proceed with the following:

1)

AACSA/SKYROCK will furnish locations that shall be ready and willing to accept product for resale in up to 1,200 locations.

2)

HDS shall distribute to, support, market, and maintain such accounts and AACSA/SKYROCK  will not issue a purchase order, nor is AACSA/SKYROCK  responsible for the payment or conversion of such product if retailer is unable to sell off such products to consumers within the sales period allotted.

3)

Upon reordering cycle, HDS shall establish a vendor account with the individual retailer, or their own distributor for the area, and create direct terms of COD or Net 7 payment terms on reorders or upon whatsoever terms HDS wishes to maintain with the distributor and or retailer.  AACSA/SKYROCK shall not be responsible for ongoing funds, order collection, or reordering process unless favorable profit to offset costs for such elements, are in place.

[PRICING PER CONTRACTED LOCATION IS APPLICABLE TO THE INITIAL PROGRAM ONLY, E.G. UP TO 1,200 STORES]  HDS will pay AACSA/SKYROCK  a one-time implementation cost of three hundred forty-five dollar($345 USD) per contracted location until such locations equal 1,200 and then TBD amount ($TBD USD) per contracted location thereafter, based upon a minimum  Roll Out of one thousand (1,000) stores each segment.

SUBSIDIZED COST FOR FIRST 1,200: For purposes of the conducting Phase One; AACSA/SKYROCK has elected to subsidize the difference of cost of activation of the first 1,200 sites at no additional cost to HDS in exchange for the following:

A)

$25,000 US paid upon execution of agreement;

B)

$25,000 US paid within 30 days of execution of agreement;

C)

$300,00 US worth of restricted common shares, which;

a)

Shares shall be awarded at 50% of the value of the average trading stock price over the last 30 days.  Such evaluation is considered as $0.60 and as such shares shall be awarded at $0.30 per share for a total of 1,000,000 Shares;

b)

the Shares shall be restricted for a period of 6 months pursuant to Rule 144, otherwise the shares shall not have any further restrictions;

c)

AACSA/SKYROCK shall receive a Common Stock Purchase Warrant to purchase an additional $300,000 at this same stock value price of $0.30 within the 6 months of restriction. Such stock shall have the same terms as this existing stock.

At such time as Phase Two has been completed, both parties shall work in good faith towards a national implementation with terms and conditions similar to this agreement. Thereafter, any balance shall be due for implementation shall be paid no later than five (5) business days after the Roll Out [ROLL OUT DEFINED HEREIN AS THE MUTUALLY

AGREED TO DATE UPON WHICH AACSA/SKYROCK MOBILIZES ITS SALES

TEAM TO INITIATE THE PROGRAM].

5.	Marks:

During the Term of this Agreement, each party grants the other a non exclusive, revocable, royalty-free license to use the other's trademarks and service marks ("Marks") for the sole purposes of promoting the in- store program.   Such license will be subject to the terms and conditions of the Marks owner's guidelines for trademark and service mark use of which it is made aware, as such guidelines may change from time to time.  Title to and ownership of the Marks will remain with the Mark's owner.  Except as expressly stated above, no right, title or interest to any patents, copyrights or trademarks of either party are transferred or licensed by this Agreement.

6.	Marketing Efforts:

AACSA/SKYROCK will exercise commercially reasonable efforts to promote the HDS product to its retailers by utilizing the marketing materials provided by HDS. AACSA/SKYROCK will encourage its staff to promote HDS sales through the program.  AACSA/SKYROCK shall have the sole discretion to determine what a reasonable amount of marketing materials is necessary to facilitate HDS' product being placed with specific retailers.

HDS will provide retailer AACSA/SKYROCK with all of the necessary racking and marketing materials for the program, if any and through their own distribution channel. These items shall be redesigned and/or structured to help increase awareness for the product, its function and to push sale of product to the consumer. HDS will provide AACSA/SKYROCK with all approved art (including JPGs) for the in-store program. AACSA/SKYROCK will designate at least one employee to consult with HDS at least once a month to review, plan, and execute on ongoing operational and marketing initiatives. HDS must keep an open line of communication and shall periodically request a meeting or conference communication and schedule accordingly with AACSA/SKYROCK for available times or meetings.

6.1

OPTIONAL INCENTIVIZATION OF PRODUCT PUSH: HDS will provide a bonus promotional allowance of five percent (5%) of the total program growth in sales for all locations engaged during this program. This incentive shall be pooled by AACSA/SKYROCK and utilized to additionally enhance several factors of the program, reward star performers, incentivize other retailers, hold functions and events, and help offset additional costs incurred to fully support the push.

7.	Termination:

Reasons for Termination.  Either party may terminate this Agreement under the following circumstances:

7.1.1

Immediately, if the other  party: (a) becomes insolvent or unable to pay its debts as they mature within the meaning of the United States Bankruptcy Code or any successor statute; (b) makes an assignment for the benefit of its creditors; (c) files or has filed against it, voluntarily or involuntarily, a petition under the United States Bankruptcy Code or any successor statue unless the petition is stayed or discharged within ninety (90) days; (d) has a receiver appointed with respect to all or substantially all of its assets; (e) experiences a general public backlash or experiences reputational deterioration that may harm the reputation of the other party through association or participation in such a program with such an entity.

7.1.2

Upon the other party’s breach of any material term of this Agreement and failure to cure the brea.ch within ten (10) calendar days following written notice thereof.

7.2

Survival. Terms which by their nature should survive the termination or expiration will survive the expiration or termination of this Agreement.

7.4

Termination.  Upon termination, any outstanding due to AACSA/SKYROCK/AACSA shall be remitted within (5) business days.

Retailers with non-converted inventory that choose to return, may return at any point for full credit to local distributor or via prepaid shipping label Prepaid Shipping labels shall be provided within (3) business days of request being made after termination or end of this program. In the event that return labels are not provided by the end of the third business day, AACSA/SKYROCK hereby state that HDS shall lose all claim over such products unless otherwise agreed to in writing and accepted by both parties prior to expiration of the three day term. In no circumstance shall AACSA/SKYROCK be liable for return or safeguarding of any product if prepaid shipping labels are not provided within (3) business days from date of request. After expiration of this term, AACSA/SKYROCK shall make all remaining product available for pickup from their facility or at retailers place of business for an additional (48) hours after the expiration of the third day by HDS or its delegate appointed in writing.  At the end of the 48-hours, AACSA/SKYROCK at its sole and ultimate discretion shall discard all remaining products, liquidate products at reduced or no cost, or destroy all products if liquidation is not an option. HDS must communicate to AACSA/SKYROCK and confirm pick up of any remaining items within this window or shall waive all right and claim over any products remaining at AACSA/SKYROCK or within the retail location. AACSA/SKYROCK may exercise its right to allow retailers to directly dispose or resell product at no cost to retailer if product is not reclaimed within this time period or a shipping labels not provided to retailer after HDS has agreed to provide them.

8.	Product Pricing:

AACSA/SKYROCK activated retailers shall have the option to purchase HDS PHARMA VITAMINS Product at preferred partner distributor and wholesaler pricing (TBD%) off the suggested retail price (SRP) or at other special pricing negotiated per program. [IN GOOD FAITH, NO LESS FAVORABLE THAN TERMS GIVEN TO OTHER MARKETS]

9.	Mutual Representations and Warranties:

Each party represents to the other that it has full capacity, power and authority to enter into, execute, deliver and perform this Agreement; and that it will perform its obligations under this Agreement in a professional and workmanlike manner consistent with generally accepted industry standards. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON•INFRINGEMENT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	General Terms:

This Agreement, including Exhibit "A" is the agreement of the parties and cancels all prior negotiations and understandings between the AACSA/SKYROCK and HDS with respect to the subject matter hereof.

The execution of this agreement expressly satisfies, completes, and/or terminates previous agreement, without prejudice, if executed by both parties.

AGREED AND ACCEPTED:

AACSA PARTNERS / AACSA/SKYROCK

HDS PHARMA, INC.

(“AACSA / AACSA/SKYROCK “)

(“HDS PHARMA VITAMINS”)

By: /s/ PAUL ROCK

By: /s/ MACKIE BARCH

Title: Board Trustee

Title: CEO – hds

Date:  4/4/12

Date: 4/4/12

EXHIBIT A

HDS and AACSA/SKYROCK VENTURE will attach an EXHIBIT A addendum to this agreement which will detail the following:

1) Proposed market & Number of locations provided by AACSA/SKYROCK based on Parameters

2) All documents and Materials required to issue stock, either to the corporate or individual/s in AACSA/SKYROCK / AACSA PARTNERS